101 Montgomery Street, Suite 2250
San Francisco, CA 94104
Situs.com

ANNUAL COMPLIANCE STATEMENT

For the period of January 1, 2017 through December 31, 2017 (“Reporting Period”)

Re: Deutsche Mortgage & Asset Receiving Corporation COMM 2013-CCRE11, Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE11 (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2013 (the “Pooling and Servicing Agreement”), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, a division of PNC Bank, National Association, as Master Servicer, Situs Holdings, LLC, as Special Servicer, U.S. Bank National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Situs Holdings, LLC, as Special Servicer, (a “Certifying Servicer”) is responsible for assessing compliance as of December 31, 2017 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Relevant Servicing Criteria”).

The Special Servicer has assessed its compliance with the Relevant Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Relevant Servicing Criteria as of December 31, 2017 and for the Reporting Period with respect to the Platform taken as a whole.

As Executive Managing Director of Situs Holdings, LLC, I certify that:

(A)	A review of the Special Servicer’s activities during the Reporting Period and of the Special Servicer’s performance under the Pooling and Servicing Agreement has been made under my supervision; and

(B)	To the best of my knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: February 28, 2018

Situs Holdings, LLC

By: /s/ George Wisniewski

George Wisniewski

Executive Managing Director